Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105682) pertaining to the Gorman-Rupp Company 401(k) Plan of our report dated June 25, 2015, with respect to the financial statements and schedules of The Gorman-Rupp Company 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014 and 2013.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio

June 25, 2015